Exhibit 21.1
Subsidiaries of
STERLING CHEMICALS, INC.
As of December 31, 2009
Owns 100% of:
     Sterling Chemicals JV Holdings, Inc., a Delaware corporation
     Texas City Gasification, LLC, a Delaware corporation
     Sterling Methanol Company, a Delaware corporation
     Sterling Oxo Alcohols Company, a Delaware corporation